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                                                                   Exhibit 10.33

                          THIRD MODIFICATION OF LEASE

            Third Modification of Lease ("Agreement") made as of this 18th day of September, 2000, between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation having its principal place of business at One Madison Avenue, New York, New York 10010 ("Landlord"), and CREDIT SUISSE FIRST BOSTON CORPORATION, a Massachusetts corporation having an office at Eleven Madison Avenue, New York, New York 10010-3629 ("Tenant").

                              W I T N E S S E T H:

            WHEREAS, Landlord and Tenant heretofore entered into a certain written lease dated September 10, 1997 (the "Lease"), as amended by Modification of Lease dated February 5, 1998, and further amended by Second Modification of Lease and License Agreement dated June 12, 2000 (collectively, the "Lease") wherein and whereby Landlord leased and/or licensed to Tenant and Tenant let and/or licensed from Landlord those certain premises (the "demised premises") as shown on the plans annexed to the Lease as Exhibit A and A-1 thereto and being the entire rentable area of the 13th floor, a portion of the 14th floor, a portion of the 1st floor, a portion of the mezzanine, and a portion of the basement level 3B of the building known as Eleven Madison Avenue, New York, New York 10010 (the "Building");

            WHEREAS, Landlord and Tenant wish to further modify the Lease, subject to the terms and conditions hereinafter set forth, to, inter alia, add the entire rentable area of the 16th floor of the Building (the "Third Additional Space"), as shown on Exhibit A-2 attached hereto and made a part hereof, to the demised premises;

            WHEREAS, the Lease is in full force and effect; and

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            WHEREAS, Landlord and Tenant desire to modify the Lease only in the respects hereinafter stated.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto by these presents do covenant and agree as follows:

            1. All capitalized terms used herein without definition are used herein with the meanings assigned to such terms in the Lease, unless the context otherwise requires. Further, references herein to the Lease shall be deemed references to the Lease as modified by this Agreement, unless expressly indicated contra.

            2. Landlord does hereby lease to Tenant and Tenant does hereby let from Landlord the Third Additional Space for the period to commence on the date Landlord delivers the Third Additional Space to Tenant (the "Third Additional Space Commencement Date") and to end April 30, 2017, or on such earlier date or later date upon which said term may expire pursuant to any of the conditions, covenants, provisions, terms and agreements of the Lease, as modified by this Agreement. Landlord shall provide Tenant with at least thirty (30) days prior written notice (the "Delivery Date Notice") of the delivery of the Third Additional Space. It is the intention and agreement of the parties hereto that by reason of such addition of the Third Additional Space to the premises demised by the Lease, the demised premises shall, from and after the Third Additional Space Commencement Date, be those covered by the Lease, as modified by this Agreement. The Third Additional Space shall be subject to all of the terms, covenants and conditions of the Lease, as modified hereby.

            Landlord shall deliver the Third Additional Space on or before April 30, 2001. If Landlord fails to deliver the Third Additional Space by April 30, 2001 for any reason other than Tenant's act or an act attributable to Tenant, Tenant shall receive a rent abatement for the Third Additional Space (and the Third Additional Space only) as follows: (i) one (1) additional day of basic annual rent and additional rent abatement for every day of delay in delivery after April 30, 2001; and (ii) two (2) days of basic annual rent and additional rent abatement for every day of delay after July 1, 2001.


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            3. Landlord and Tenant acknowledge that the Third Additional Space contains 69,525 rentable square feet on the 16th floor of the Building.

            4. A. Effective the 91st day subsequent to the Third Additional Space Commencement Date, or such subsequent date if extended in accordance with the second paragraph of Paragraph 2 of this Agreement (the "Third Additional Space Rent Commencement Date"), Tenant shall pay, in addition to the annual rental rate specified in the Lease for the portion of the demised premises exclusive of the Third Additional Space, basic annual rent for the Third Additional Space as follows:

            (i) Two Million Nine Hundred Twenty Thousand Fifty Dollars ($2,920,050.00) per annum for the period commencing on the Third Additional Space Rent Commencement Date and ending one day prior to the 60th month anniversary of the Third Additional Space Commencement Date; and thereafter (ii) Three Million Two Hundred Sixty Seven Thousand Six Hundred Seventy Five Dollars ($3,267,675.00) per annum for the period commencing on the 60th month anniversary of the Third Additional Space Commencement Date and ending one day prior to the 120th month anniversary of the Third Additional Space Commencement Date; and thereafter (iii) Three Million Six Hundred Fifteen Thousand Three Hundred Dollars ($3,615,300.00) per annum for the period commencing on the 120th month anniversary of the Third Additional Space Commencement Date and ending one day prior to the 180th month anniversary of the Third Additional Space Rent Commencement Date; and thereafter (iv) Three Million Nine Hundred Sixty-Two Thousand Nine Hundred Twenty Five Dollars ($3,962,925.00) per annum for the period commencing on the 180th month anniversary of the Third Additional Commencement Date and ending on the last day of the term of the Lease (to wit:
April 30, 2017).

            B. Landlord and Tenant agree that the basic annual rent set forth above for the Third Additional Space shall be reduced by One Hundred Eighty Two Thousand One Hundred Fifty Five Dollars Fifty Cents ($182,155.50) per annum in the event Landlord elects not to provide Third Additional Space Work Allowance as provided for in Paragraph 14 of this Agreement, which election (to wit: not to provide Third Additional Space Work Allowance), if exercised by Landlord in its sole and absolute discretion, must be expressly exercised in the Delivery Date Notice.

            C. From and after the Third Additional Space Rent Commencement Date, the additional basic annual rent and additional rent payable under Articles 28 and 29 of the Lease for the Third Additional Space shall be paid by Tenant to Landlord at the times and in the manner specified in the Lease.

            D. Tenant acknowledges that notwithstanding the "free rent period" from and including the Third Additional Space Commencement Date through and including the day prior to the Third Additional Space Rent Commencement Date, Tenant shall be obligated to pay for electricity supplied to


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the demised premises (inclusive of the Third Additional Space) during such free rent period.

            E. Tenant hereby covenants and agrees that the Third Additional Space shall be used solely for the purposes set forth in the Lease, and for no other purpose.

            5. A. Effective the Third Additional Space Rent Commencement Date, in addition to the basic annual rent due and payable for the Third Additional Space, Tenant shall also pay additional rent for "Taxes" (Article 28) and "Operating Expenses" (Article 29) further provided that Tenant's Proportionate Share for Taxes for the Third Additional Space shall be 6.33% and Tenant's Proportionate Share for Operating Expenses for the Third Additional Space shall be 3.27%.

            B. Notwithstanding anything to the contrary contained in the Lease, with respect to the Third Additional Space and the Third Additional Space only, Operating Expenses shall include and be limited to all, in Landlord's reasonable opinion, reasonable third party out-of-pocket expenses paid or incurred by Landlord or on Landlord's behalf in respect of any and all maintenance, repairs, replacements (when such replacement would, in Landlord's sole but reasonable opinion, be economically more feasible than repair) and improvements which are necessary or appropriate for the continued operation of the Building as a first-class Class A office building, including, without limitation, the cost of:
(i) all charges (including all surcharges, taxes, fuel adjustments, taxes regularly passed on to consumers by the public utility, and other sums payable in respect thereof) for steam and electricity, furnished to the Building (including, without limitation, the common areas thereof), together with any taxes on such utilities; (ii) heating, ventilation and air-conditioning furnished to the Building (including, without limitation, the common areas thereof); (iii) snow removal and rubbish removal; (iv) janitorial and cleaning services, such as, without limiting the generality of the foregoing, cleaning of outside windows, elevators and elevator lobbies and cabs [provided, however, Tenant shall be obligated to pay Landlord one hundred (100%) percent of all reasonable costs and expenses incurred by Landlord in providing dedicated elevator service to Tenant on Elevators 57 and 58 pursuant to Paragraph 9 of this Agreement further provided that any cost so billed to Tenant on a one hundred (100%) percent basis shall not be included as an Operating Expense], lobbies at street and mezzanine levels, plazas and sidewalks, as well as the normal repair, replacement (when such replacement would, in Landlord's sole but reasonable opinion, be economically more feasible than repair) and maintenance of any and all of the foregoing; (v) painting and decoration of the Building (including the common areas thereof but excluding any area under lease to any tenant); (vi) the repair, replacement (when such replacement would, in Landlord's sole but reasonable opinion, be economically more feasible than repair) and maintenance of the water riser and sprinkler system, alarm system and any equipment used for the protection and security of the Building or the tenants thereof and their employees, licensees and invitees; (vii) interior and exterior landscaping;


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(viii) rental fees or repair costs of any equipment used for any and all of the above-mentioned purposes or uses; (ix) the reasonable amortization by Landlord, with interest on the unamortized amount, of the cost of any capital improvement and/or equipment, including without limitation or duplication, capital expenditures for a deferred maintenance [(a) made in compliance with the requirement of any federal, state or local law or government regulation or (b) made in conversion of, in addition and/or as a supplement to the source of power operating the Building's mechanical systems, provided such conversion, addition or supplement is designed to result in a saving of, or reduction in, Operating Expenses] made after the Base Operating Period, it being understood and agreed that the amortization shall be done on a straight-line basis over the useful life of the applicable item determined pursuant to generally accepted accounting principles, consistently applied, and that the interest factor shall be in an amount equal to the prime rate of the then largest commercial bank doing business in the City of New York then being charged to its largest corporate customers for unsecured, commercial loans of ninety (90) days or less; (x) premiums for All Risks' Property Insurance and any other insurance which Landlord may deem reasonably necessary or which is required by the Declaration (so long as the Condominium shall exist), the lessor under any Ground Lease or by the holder of any Mortgage; (xi) supplies; (xii) sales or use taxes on supplies or services; (xiii) wages, salaries and other compensation or benefit of every nature or kind and all direct or indirect expenses respecting employees of Landlord engaged in the maintenance, operation, cleaning or repair of the Building, up to and including the level of building superintendent and/or manager, including, without limitation, disability benefits, pensions, hospitalization, retirement plans, group policies, vacation, holidays, sick days and personal days, annuities, meal money, training and other expenses imposed on Landlord pursuant to law or to any collective bargaining agreement with respect to such employees, workers' compensation insurance and payroll, social security, unemployment and other similar taxes with respect to such employees; (xiv) uniforms for such employees and the cleaning thereof; (xv) the charges of any independent contractor who does any of the work of operating, maintaining, cleaning or repairing of the Building; (xvi) professional and consulting fees, including legal and accounting fees; (xvii) computer time, telephone, bookkeeping and other Building office expenses; (xviii) the annual fee paid or payable for managing the Building, or, if such service is provided directly by Landlord, an annual amount that would otherwise have been required to engage, and retain, the services of a first-class, highly reputable managing firm providing such services in first-class, Class A office buildings in the City of New York; (xix) all charges for water and sewer, whether measured by meter or otherwise; (xx) all security costs and expenses for other than the leasable areas of the Building; (xxi) all building improvement district charges and other similar items; and (xxii) any other expense or charge of any nature whatsoever, whether or not herein mentioned, which, in accordance with sound accounting and management principles generally accepted with respect to the operation of first-class Class A office buildings in the City of New York, would be construed as an operating expense. Notwithstanding the inclusion as an Operating Expense of charges and expenses for "cleaning", Landlord acknowledges the right of Tenant, at Tenant's sole cost and and


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expense, to retain and use (subject to Landlord's prior written approval which shall not be unreasonably withheld or delayed) a different cleaning contractor for the Third Additional Space further provided that despite any such election by Tenant to use independent cleaning services, Tenant shall continue to pay its proportionate share of cleaning expenses included as Operating Expenses.

      Operating Expenses shall exclude or have deducted from them, as the case may be, and as shall be appropriate: (i) leasing commissions and advertising expenses incurred in leasing or for procuring tenants for the Building; (ii) the cost of repairs or replacements incurred by reason of fire or other casualty;
(iii) costs for services rendered or performed directly for the account of tenants and for which a separate charge is made but then only to the extent that such work or service is in excess of any work or service Landlord, at its own expense, is obligated to furnish to or for Tenant under this Lease; (iv) Taxes;
(v) depreciation (provided, however, that such exclusion of depreciation shall not affect the inclusion in Operating Expenses of the amortized items included in the first paragraph of this Section B of Paragraph 5 of the Agreement; (vi) installments of principal and interest and any other sum due and payable under any Mortgage; (vii) expenditures for the costs of performing capital improvements for tenants other than Tenant; (viii) any expense for which Landlord is reimbursed by insurance or third parties or other tenants in the Building (other than as an Operating Expense pursuant to their lease); (ix) costs of fireproofing removal and refireproofing and/or costs of hazardous waste removal; (x) costs of providing a special service to a particular tenant not provided to other tenants in the Building; (xi) costs and expenses incurred in connection with the enforcement of leases or disputes with tenants (including legal fees); (xii) costs incurred to perform any work in the Building in connection with a violation of law by Landlord, including those that may be in existence on the date hereof; (xiii) costs incurred as a result of the negligence of Landlord, its employees, contractors, agents and invitees; (xiv) the cost of any items reimbursable to Landlord by insurance, warranties or otherwise other than pursuant to clauses similar to Article 29 of the Lease;
(xv) rent and other charges due and payable under any ground lease or overlease;
(xvi) any costs included in Operating Expenses representing an amount paid to a party related to Landlord which is in excess of the amount which would have been paid in the absence of such relationship; (xvii) lease payments for rented equipment, the cost of which equipment if purchased would not be includable in Operating Expenses; and (xviii) amounts paid by Landlord to restore any damage with respect to which Landlord elected to act as a self-insurer over and above the amount of self insurance (or deductibles) which a reasonably prudent owner of a first class office building comparable to the Building would have maintained.

            6. Notwithstanding anything to the contrary in the Lease, Landlord shall furnish air conditioning to the demised premises (inclusive of the Third Additional Space) pursuant to the provisions of Section 27.04(f), as amended by the Modification of Lease. Without affecting Tenant's obligation to pay its proportionate share for HVAC costs included as Operating Expenses, Tenant shall


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have the right, one time during the term of the Lease, to convert the heating, ventilating and air-conditioning ("HVAC") system from the Building System to Tenant's System at Tenant's sole cost and expense further subject to Landlord's prior written approval of Tenant's plans and specifications for such conversion, which approval shall not be unreasonably withheld, conditioned or delayed. If Tenant elects to convert the HVAC system to Tenant's System, Tenant shall then have the one time right to convert back to the Building System, at Tenants sole cost and expense, upon reasonable written notice to Landlord requesting that Landlord commence the furnishing of air-conditioning to the Third Additional Space. Further, in the event Tenant elects to operate Tenant's HVAC system using its own personnel (in lieu of the Building's personnel), Tenant's obligation to pay its proportionate share for HVAC costs included as Operating Expenses shall remain unaffected.

            7. Sections 27.04(g) and (h) of the Lease is deemed to be not applicable to the Third Additional Space unless, and until Tenant elects to convert the Third Additional Space HVAC system to Tenant's System.

            8. Section 27.04(j) of the Lease, as amended by the Modification of Lease, is hereby amended by: (i) deleting the words "fifty (50)" in the fifth
(5th) line thereof and substituting the words "90" and (ii) inserting the following words after the words "the 13th floor and/or 14th floor" in the eleventh (11th) line thereof: "and/or 16th floor". Notwithstanding the foregoing, Tenant acknowledges that pursuant to the current piping configuration in the Building, only forty (40) tons of condenser water is available for each specific floor of the demised premises and, accordingly, if Tenant requires more than forty (40) tons of condenser water for any specific floor of the demised premises, Tenant must submit its requirements for additional condenser water to Landlord for its prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In the event of such written approval by Landlord, Landlord shall then proceed, at Tenant's sole cost and expense, to modify the current piping configuration to meet Tenant's approved requirements. In no event, however, shall Tenant's condenser water requirements for the entire demised premises exceed ninety (90) tons.

            9. Section 27.05 of the Lease is hereby amended by adding the following sentences at the end thereof: "With respect to the Third Additional Space only, Landlord agrees to dedicate elevators 57 and 58 in the "B" elevator bank to serve only the 13th and/or 16th floors. The remaining six (6) elevators in this elevator bank will be reprogrammed to service the 13th floor, and will continue to serve the 12th, 14th, and 16th floors of the Building. Tenant shall reimburse Landlord for all reasonable costs associated with such reprogramming and the providing of two dedicated elevators to Tenant. Landlord, at Tenant's expense, will provide Tenant with appropriate identification cards to allow Tenant to access its elevator banks through the common Building lobby. In addition, Landlord agrees to allow Tenant, at Tenant's option and expense, to provide elevator access to the


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16th floor from Tenant's dedicated "D" elevator bank. All costs in connection with such elevator dedication shall be paid by Tenant within thirty (30) days of Landlord's written demand (with reasonable back-up) including but not limited to costs to meter electricity, electricity usage, elevator maintenance charges, metal and stone maintenance and night cleaning.

            10. Section 27.13 of the Lease, as amended by the Modification of Lease, is hereby amended by deleting the second sentence thereof and substituting the following sentence: "The premises originally demised under this Lease will have a capacity to serve a minimum of thirty (30) speaker/strobe units, the Additional Space will have a capacity to serve a minimum of fifteen
(15) speaker/strobe units, and the Third Additional Space will have a capacity to serve a minimum of thirty (30) speaker/strobe units provided that such specified number of units are, in the premises originally demised under this Lease, the Additional Space, and the Third Additional Space, designed to be collected on a loop, installed by Tenant at Tenant's cost, before connection to the base Building systems."

            11. Section 27.14 of the Lease, is hereby amended by inserting the following words after the words "exhaust in excess of 2450 cfm" in the sixth
(6th) line thereof: "and 2450 cfm for the Third Additional Space."

            12. Section 30.01 of the Lease, is hereby amended by inserting the following language after the words "Prior to the Rent Commencement Date" in the first (1st) line thereof: "or prior to any subsequent rent commencement dates as provided for in any modifications to the Lease,

            13. Section 31.02 of the Lease is hereby amended by inserting the following language after the words "after the Commencement Date and the Rent Commencement Date" in the second (2nd) line thereof: "or any subsequent commencement date and rent commencement date as provided for in any modifications to the Lease"

            14. Notwithstanding anything in Section 32.01 of the Lease to the contrary, Landlord may, at its option in its sole and absolute discretion, by notice given to Tenant included with the Delivery Date Notice, provide Tenant (in accordance with this Paragraph 14) with a cash contribution of $1,738,125 to be utilized by Tenant solely for Tenant's hard and reasonable soft costs (i.e., architectural and design fees) (the "Third Additional Space Work Allowance") in connection with all construction, alterations or installations necessary to make the Third Additional Space ready for Tenant's use (the "Third Additional Space Initial Improvements"). The payment of the Third Additional Space Work Allowance shall be made to Tenant in installments from time to time upon receipt by Landlord of receipted invoices or other evidence that such costs have been incurred and paid by Tenant which, with respect to the first of such payment, is to be made within thirty (30) days after the first submission by Tenant and which, with respect to


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each subsequent payment, is to be made within thirty (30) days after each subsequent submission by Tenant. If Landlord elects not to provide the Third Additional Space Work Allowance as above provided, the Third Additional Space Work Allowance shall be deemed eliminated and the basic annual rent in respect of the Third Additional Space set forth in Section 4 herein shall be reduced by One Hundred Eighty-Two Thousand One Hundred Fifty-Five and 50/100 Dollars ($182,155.50) per annum for the term of the Lease.

            15. Section 32.04 of the Lease is hereby amended by inserting the following words after the words "Initial Improvements" in the second (2nd) line thereof: "or any Initial Improvements with respect to the Third Additional Space"

            16. [Intentionally Omitted]

            17. Section 32.05(b) is hereby amended by (i) inserting the following words after the words "prior to the Rent Commencement Date" in the first (1st) line thereof: "or the Third Additional Space Rent Commencement Date, as the case may be"; and, (ii) inserting the following words after the words "to the demised premises" in the third line thereof: "and the Third Additional Space"; and inserting the following words after the words "servicing the demised premises" in the fifth (5th) line thereof: "and the Third Additional Space"

            18. Section 32.05(c) of the Lease, as amended by the Modification of Lease, is hereby amended by inserting the following words after the words "or 14th" in the eighth (8th) line thereof: "or 16th"

            19. Notwithstanding anything to the contrary contained therein, Landlord agrees that Tenant's option to extend the term of the Lease in accordance with Article 41 of the Lease (i) shall be applicable with respect to either the entire demised premises, the 13th floor portion of the demised premises, the Additional Space, the Second Additional Space, or Third Additional Space, as the case may be.

            20. Article 43 of the Lease, as amended by the Modification of Lease, is modified by adding the following sentence after the last sentence:
"Tenant shall have no termination right with respect to the Third Additional Space."

            21. Exhibit "E" of the Lease is hereby amended by inserting the following words after the words "13TH FLOOR" on the last line thereof: "AND THE THIRD ADDITIONAL SPACE ON THE 16TH FLOOR."

            22. Landlord and Tenant each represent and warrant to each other that it has not dealt with any real estate agents or brokers in connection with this Agreement other than Cushman & Wakefield, Inc. ("C&W") and Insignia/ESG, Inc. ("ESG") whose fees, if any, Landlord agrees to pay pursuant to separate written agreements. Further, Landlord and Tenant each covenant and warrant to the other


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that it has not brought about or procured this Agreement through the use or instrumentality of any other agent or broker and each covenants and agrees to indemnify and hold the other harmless from any and all claims for commissions and other compensation made by any agent or agents and/or any broker or brokers, other than C&W or ESG, based on any dealings between it and any other such agent or agents and/or broker or brokers, together with all costs and expenses incurred by the indemnified party in resisting such claims (including, without limitation, reasonable attorneys' fees). The obligations of Landlord and Tenant under this Section 32 shall survive the expiration or termination of the Lease.

            23. Except as modified by this Agreement, the Lease and all the terms, covenants, conditions, provisions, and agreements thereof are hereby in all respects ratified, confirmed, and approved.

            24. The Lease, the agreements executed contemporaneously therewith, this Agreement, any agreements executed contemporaneously herewith and any documents or agreements executed pursuant thereto or which have heretofore been executed and which amend or supplement the Lease contain the entire understanding between the parties. No other representations, warranties, covenants or agreements have been made.

            25. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

            26. This Agreement shall be binding upon, and inure to the benefit of the parties hereto, their respective legal representatives, successors and, except as otherwise provided in the Lease as modified by this Agreement, their respective assigns.

            27. The submission of this Agreement to Tenant shall not be construed as an offer, nor shall Tenant have any rights with respect hereto, unless and until Landlord shall execute a copy of this Agreement and deliver the same to Tenant.

            28. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement shall be effective as delivery of a manually executed counterpart of this Agreement.


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            29. Any delivery of a counterpart signature by telecopier shall, however, be promptly followed by delivery of a manually executed counterpart.

            IN WITNESS WHEREOF, the parties hereto have respectively executed this Agreement as of the day and year first above written.

                              Landlord: METROPOLITAN LIFE INSURANCE COMPANY

                              By: /s/ W. Mark Keeney
                                  ------------------------------------------

                                  W. Mark Keeney, Assistant Vice-President


                              Tenant: CREDIT SUISSE FIRST BOSTON CORPORATION

                              By: /s/ Frank J. Bartolotta
                                  ------------------------------------------

                                  Frank J. Bartolotta, Director


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                                   Exhibit A

                             Third Additional Space

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                                   EXHIBIT A

                              [FLOOR PLAN OMITTED]